UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: August 19, 2004 (Date of earliest event reported: August 13, 2004)

Nexstar Broadcasting Group, Inc.

Nexstar Finance Holdings, Inc.

Nexstar Broadcasting, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware Delaware Delaware	000-50478 333-68964 333-62916-01	23-3083125 23-3063153 23-3063152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1450

Irving, Texas 75039

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

On August 13, 2004, Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc., Nexstar Broadcasting, Inc. (“Nexstar”) entered into a second amendment (the “Amendment”) to their Third Amended and Restated Credit Agreement dated as of December 30, 2003, as amended by that certain First Amendment thereto, dated as of February 9, 2004 among them, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as the Syndication Agent, Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as the Co-Documentation Agents, and the several Banks parties thereto. The Amendment is filed as Exhibit 99.1 hereto.

The Amendment, among other things, permitted Nexstar to incur a term loan in the amount of $83,000,000 the proceeds of which were used to: (1) repay its Term Loan C in the amount of $54,725,000 (principal) and $256,843 (accrued interest thereon); and (2) repay its Revolver Loans in the amount of $28,000,000 (principal) and $14,124 (accrued interest thereon). Nexstar paid an amendment fee of $166,000 in connection with the Amendment.

On August 13, 2004, Mission Broadcasting, Inc. entered into its first amendment (the “Mission Amendment”) to its Second Amended and Restated Credit Agreement dated as of December 30, 2003, among it, Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as the Syndication Agent, Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as the Co-Documentation Agents, and the several Banks parties thereto. The Mission Amendment is filed as Exhibit 99.2 hereto.

The Mission Amendment, among other things, permitted Mission to incur a term loan in the amount of $152,000,000 the proceeds of which were used to, (1) repay its Term Loan C in the amount of $139,300,000 (principal) and $653,781 (accrued interest thereon); and (2) repay its Revolver Loans in the amount of $12,000,000 (principal) and $58,267 (accrued interest thereon).

Nexstar guarantees full payment of any obligations under Mission’s credit facility in the event of Mission’s default.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit No.	Description
99.1	Consent and Second Amendment to the Nexstar Credit Agreement
99.2	Consent and First Amendment to the Mission Credit Agreement.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

	By:	/s/ G. Robert Thompson
Date: August 19, 2004	Name:	G. Robert Thompson
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Consent and Second Amendment to Credit Agreement